UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Under Section 12(b) or (g) of the Securities Exchange Act of 1934

American Nano Silicon Technologies, Inc.
(Exact name of registrant as specified in its charter)

California	33-0726410
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Peter D. Zhou c/o American Union Securities 100 Wall St. 15th Floor New York, NY	10005
(Name, Address and Telephone Number of Agent for Service)	(Zip Code)

Issuer’s telephone number	(212) 232-0120

Securities registered under Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

Securities registered under Section 12(g) of the Act:

Common Stock, par value $0.0001 per share
(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company filer.  See definition of “accelerated filer” and “large accelerated filer” in Rule 12b-2 of the Exchange Act (Check one):

Large Accelerated Filer [ ]	Accelerated Filer [ ]	Non-Accelerated Filer [ ]	Smaller Reporting Company [x]

PART I

Item 1.  Description of Business.

As described below, the Company has one wholly-owned subsidiary, American Nano-Delaware, and three majority-owned subsidiaries, Nanchong Chunfei, Sichuan Chunfei, and Hedi Veterinary Medicines Co., Ltd.  When used herein the terms "we", "us" and/or "our" shall mean the Company, and/or its subsidiaries in the context in which they appear.

Business Development

Background of the Company

The Company was incorporated as a California corporation on September 6, 1996 under the name CorpHQ, Inc.  On January 24, 1997 we agreed to acquire 100% of the assets and liabilities of Community Business Network International (“CBNI”), a California unincorporated association controlled by Steven Crane and Art F. Aviles, our former Chief Executive Officer and former President, respectively, in exchange for 3,242,417 shares of our common stock.  Concurrent with the acquisition, our board of directors ratified all outstanding agreements, including but not limited to employment and indemnification agreements and promissory notes, by and between CBNI, Mr. Crane, Mr. Aviles and certain employees and consultants.

Following the acquisition until December 1999, we operated an online “virtual” community comprised of small and home based businesses at www.hqonline.com and later at www.corphq.com.  Through that vehicle, we marketed various products and services to our members, and marketed the capabilities of our members to larger business organizations. These products and services included printed and electronic marketing and advertising materials, websites, advertising, communications and design consultation, and business management and marketing consultation.

On July 6, 1999 we acquired Source Capital Partners, Inc., (“Source”) a privately held, financial consulting services company. Under the term of the acquisition, which was accounted for as a pooling of interests, we exchanged 7926 shares, of our common stock for 100% of the ownership interest in Source.

On December 30, 1999, we entered into a letter of intent to merge with BusinessMall.com Inc. (f/k/a Progressive Telecommunications Corporation) in an all-stock transaction.

Until December 31, 1999, our main business activity was providing marketing, advertising and financial consultation and services produced by members of its Internet-based subscriber network.  We also provided yearly subscriptions to and advertising space on its Internet site to small and home-based service businesses.

On February 29, 2000, we agreed to transfer the ownership of our Source subsidiary to Source Capital Partners LLC, (“The Partners”), a limited liability company operated by Steven Glazer, a subsidiary officer and a member of the Company’s board of directors, and Gregg Davis, a subsidiary officer. In the transaction, we exchanged all issued and outstanding shares of Source to The Partners in exchange for 7926 shares of our common stock, termination of all agreements between the parties and indemnification of the Company by The Partners against any liabilities arising out of the operations of Source during the period that it operated as our subsidiary.

We operated under a joint venture with BusinessMall.com Inc. during the 2000 fiscal year while integrating their operations. On August 14, 2000, we received notice of an involuntary Bankruptcy filing by creditors of BusinessMall.com Inc.  We terminated our relationship with BusinessMall.com Inc. at that time.

At a meeting of our stockholders held on September 27, 2000 our new business activity was approved. From that date though approximately June, 2007, we engaged in business management consulting and investing activities.  Our business strategy during that period primarily involved the development, acquisition and operation of minority- owned portfolio companies focused on consumer products and commercial technologies, as well as development of consulting and other business relationships with client companies that demonstrated synergies with our core businesses.

From 2001 through approximately June 2007, we served as business incubator, organizing, investing in, and providing comprehensive management support and a variety of resources to portfolio companies. Our portfolio companies included My Personal Salon Inc., a lifestyle products company; Safeguard Technology International, Inc., a distributor and integrator of high technology products and services for residential and corporate security; Circles of Life USA Inc., a wellness products company; Pressto Food & Beverage Inc., the owner of patented self-heating/cooling beverage and foods containers; National Beverage Bottling Inc., a water bottling and beverage distribution company; South Bay Financial Solutions, Inc., a real-estate, marketing and public relations firm; and The Giving Card Inc., an affinity card and merchant rebate facilitator.

On May 10, 2004 we reported that our Board of Directors had approved a ten-for-one forward stock split covering all of our issued and outstanding shares of common stock  effective May 18, 2004. Furthermore, we had issued other securities which were convertible, exchangeable or exercisable into shares of our common stock.  The common stock underlying these derivative securities were also adjusted to reflect the forward stock split.

On February 28, 2005, we announced the organization of a wholly-owned subsidiary, CorpHQ UK Ltd., in the United Kingdom (“CorpHQ UK”), for the principal purpose of funding new portfolio companies in the United Kingdom, and to create vehicles to develop European markets for CorpHQ’s US portfolio companies.

In November 2006, in the face of declining revenues and operating losses, our management determined to consider a potential business transaction with a company in an unrelated sector if it would result in greater value then continuing to pursue our business of providing management services.

Effective as of May 24, 2007,  we entered into a Stock Purchase and Share Exchange Agreement (the “Exchange Agreement”) with American Nano Silicon Technologies, Inc., a Delaware corporation (“American Nano-Delaware”), the shareholders of American Nano-Delaware and Nanchong Chunfei Nano-Silicon Technologies Co. Ltd. (“Nanchong Chunfei”), pursuant to which, among other things,

•	We agreed to change our name from CorpHQ, Inc. to our current name, American Nano Silicon Technologies, Inc.,

•
We agreed to amend its Articles of Incorporation to provide for a reduction of the number of authorized shares from two billion (2,000,000,000) shares of common stock without par value  to two hundred million (200,000,000) shares of common stock, par value $.001 per share,

•	We agreed to reverse split the issued and outstanding shares of Old Common Stock into shares of New Common Stock in the ratio of 1,302 shares of Old Common Stock for each share of New Common Stock,

•	We agreed to buy all of the issued and outstanding shares of American Nano-Delaware in exchange for issuing 25,181,450 shares of New Common Stock to the shareholders of American Nano-Delaware,

•
Our controlling shareholders, Steven Crane and Gregg Davis, sold of all of their interest in the Company, which represented an aggregate of 558,520 shares of New Common Stock, to Huakang Zhou, a shareholder of American Nano-Delaware,

•
We agreed to transfer all of our existing business as existing prior to the Exchange Agreement together with and related assets (the “CorpHQ Business”) to  South Bay Financial Solutions, Inc., an existing subsidiary of the Company (“South Bay”),

•	We agreed to sell South Bay to Mr. Crane and Mr. Davis in exchange for South Bay together with Mr. Crane and Mr. Davis assuming all of the liabilities relating to the CorpHQ Business, and

•	The existing officers and directors were required to resign and appoint in their place new officers and directors associated with American Nano-Delaware.

In connection with the Exchange Agreement, the following events occurred:

•
On June 29, 2007, Mr. Crane and Mr. Davis resigned as directors leaving and Mr. Art F. Aviles as the sole director.  Mr. Aviles appointed Mr. Pa Fachun, Mr. Zhou Jian,  Mr. Zhang Changlong, and Mr. David Smith as directors and then resigned himself.

•	On June 29, 2007 our Board appointed Mr. Pu Fachun as Chairman, President and Treasurer and Mr. David H. Smith as Secretary.

•
On August 9, 2007, we amended our Articles of Incorporation to change our name to American Nano Silicon Technologies, Inc., effect a 1302:1 reverse stock split and decrease our authorized common stock from 2 billion shares to 200 million shares with a par value of $0.0001.

•
On November 6, 2007 issued 25,181,450 shares of New Common Stock to the shareholders of American Nano-Delaware in return for all of the outstanding stock of American Nano-Delaware, resulting in American Nano-Delaware becoming our wholly-owned subsidiary.

•
On January 8, 2008, we quitclaimed the remaining assets pertaining to the CorpHQ Business to South Bay and on January 8, 2008, we executed a Spin-Off Agreement with South Bay and Mr. Crane and Mr. Davis. Pursuant to the Spin-Off Agreement provided for Mr. Crane and Mr. Davis received all of the outstanding shares of South Bay in consideration for South Bay assuming all liabilities pertaining to the CorpHQ business and for South Bay, Mr. Crane, and Mr. Davis indemnifying the Company against such liabilities.

Following the acquisition of  American Nano-Delaware (our wholly owned subsidiary), our new management ceased pursuing the CorpHQ Business and made the business of American Nano-Delaware the primary business of the Company.  American Delaware-Nano is a holding company that directly holds one majority-owned subsidiary, Nanchong Chunfei and, through Nanchong Chunfei, indirectly holds two additional majority-owned subsidiaries.

We may contingent liabilities resulting from the CorpHQ Business and for any actions or omissions of the Company prior to the consummation of the transactions undertaken pursuant to the Exchange Agreement (the “Exchange Transactions”).  The risk exists that the Securities and Exchange Commission might deem the Company to have operated in violation of the Investment Company Act of 1940 prior to the consummation of the Exchange Transactions.

Additionally, we have determined that pursuant to applicable corporate law, the Company was required to have provided dissenters rights to all qualifying shareholders. As the Company did not provide dissenters rights, we are subject to contingent liabilities to such qualifying shareholders under applicable corporate law.

Nanchong Chunfei was organized as a limited liability company under the laws of the People’s Republic of China (“China”) on October 9, 2006 by its joint venture partners American Nano-Delaware, which owns 95% of Nanchong Chunfei, and Sichuan Chunfei Fine Chemical Industry Co., Ltd. (“Sichuan Chunfei”), which owns the remaining five percent (5%) of Nanchong Chunfei.   Nanchong Chunfei owns 90% of Sichuan Chunfei which in turn owns 92% of Hedi Veterinary Medicines Co., Ltd. (“Veterinary”).  Together these entities are referred to as the “Company”).

Nanchong Chunfei was organized to produce and sell fine chemical products and chemical intermediaries and Chinese herbal medicines for human and animal use, and to perform research and development in the fields of nano-technology and micro-nano silicon products.

Since their establishment, the Company have been establishing management systems and corporate governance structures, hiring and training personnel, and developing their business and investment plan.

Below is a more detailed historical corporate background of American Nano Silicon Technologies, Inc., specifically before it merged with CorpHQ, Inc.

On September 2006, US nano-crystalline silicon technology company and the Sichuan Fine Chemical Co., Ltd. jointly funded and organized the Nanchong Chunfei nano-crystalline silicon Technology Co., Ltd. Nanchong Chunfei nano-crystalline silicon Technology Co., Ltd. directly holds 90 percent stake in Sichuan Chunfei Fine Chemical Co., Ltd., Sichuan Chunfei Fine Chemical Co., Ltd. holds 92 percent stake in the Sichuan Hedi Animal Pharmaceutical Co., Ltd. For the relationship between the companies, and historical background, please see the following icon:

The Company's business is approved for:

    1, Nanchong Chunfei nano-crystalline silicon technology Limited’s business scope is: production and sale of household chemical products, fine chemical products, chemical raw and auxiliary materials, nano-technology development and research, and nano-crystalline silicon production and sales.

    2, Sichuan Chunfei Fine Chemical Company Limited’s business scope is: production and sale of household chemical products, fine chemical products, cosmetics, chemical raw and auxiliary materials.

    3, Sichuan Hedi animal Pharmaceutical Co., Ltd’s business scope is: production and sale of animal medicine powder, feed additives.

Our Business

Our core product is Micro-Nano Silicon which can be used as non-phosphorus cleaning detergent agent. Micro-Nano Silicon is sold throughout 183 cities in Sichuan province and also has market share in the following provinces: Hubei, Huhan, Yunan, Guizhou and Shanxi.

According to current market status and the unique features of Micro-Nano Silicon, the demand for micro nano silicon can not be satisfied with present state of supply. So enhancing our production capacity and improve our production technology is our current concern rather than product promotion.

 Micro-Nano Silicon

Micro-Nano Silicon’s name is derived from micro crystalline structure and its major ingredient, silicon.  Its basic building blocks are silicon dioxide and quartz.

We believe Micro-Nano Silicon is an effective non-phosphorus auxiliary cleaning agent  and can compete  with the most commonly used phosphorus-free auxiliary agent in synthetic detergents, 4A zeolite. This material is inferior to Micro-Nano Silicon at ion-exchange, and slow-acting at energy-saving lower wash temperatures. Its other disadvantages are that it is insoluble in water, liable to re-deposit dirt, and tending to dull the color of clothes after washing.  Micro-Nano Silicon addresses all these deficiencies.
In addition to marketing Micro-Nano Silicon to the Chinese washing products industry, we hope to market it to the Chinese petrochemical, plastics, rubber, paper, and ceramics industries. As the equipment and techniques of the production line are adaptable for the industries mentioned above, the Company could transition to producing white carbon black, alumina, calcium phosphate and other chemical products with simple modifications and variation of key inputs.

The Company has completed pilot-scale tests of Micro-Nano Silicon. The output capacity of the plant is currently about 10 tons per day. The pilot-scale test products have been successfully used by Chinese washing products companies Chengdu Lanfeng Group, White Cat Group and Libai Group.  After the “Pilot-Scale Tests” of Micro-Nano Silicon, the Company has already entered a small series of production. After the successful use of Chengdu Blue Wind, White Cat Group, Li Bai Group of Japan, the technically maturity of the product was confirmed. Below are selected distirbutor purchases.

Purchaser	United	Number	Amount ($)
Chengdu Blue Wind	Ton	512	168,661
Chongquing Trading Company Ltd	Ton	911	276,800
White Cat Group	Ton	10	3,074
Chengdu Ji-Long Chemical Co., Ltd.	Ton	280	85,399

According to statistical data collected by the Refined Chemicals’ Information Center, the annual demand for non-phosphorus auxiliary agent in the Chinese detergent and washing products industry exceeds one million tons. The Company believes that use of non-phosphorus agents will continue to grow as more areas of China follow the international practice of banning the use of phosphorus in detergents.

Micro-Nano Silicon can effectively combine calcium and magnesium ions in water, softening it in order to improve the washing effect and to prevent damage to clothes.  Therefore, the product actually reduces the amount of detergent required for washing a load of laundry.

Our main raw material supplier's name as follows

No	Vendor Name
1	Chongqing Trading Chemical Co,. LtdBottom of Form
2	Sichuan Siro Packing Co.Bottom of Form
3	Rise She Hong Estimate again Reach Logistics Co., Ltd.
4	Zigong Hao-ming Chemical Co., Ltd.
5	Nanchong South Chemical Co., Ltd.
6	Chongqing Tiandi Communication Co., Ltd.
7	Guizhou silver trading Services Limited
8	Nanchong Shirong Chemical Co., Ltd.

Research and Development.

In the product development period Micro-Nano Silicon, there were a total of 28 various types of scientific researchers and technical personnel to participate in, including six core research staff. After the successful development of products, six individuals who worked on the core technology was retained in scientific research and other technical personnel were added to the production technology and management positions.  The research and development related costs were $29,975 and $41,394 for the past two fiscal years respectively.

Employees

The Company has 174 full-time employees.

Twenty-eight of the employees are scientific researchers, six of whom are senior researchers.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Prior to the filing of this registration statement on Form 10, we were not subject to the reporting requirements of Section 12(a) or 15(d) of the Exchange Act.  However, the purpose of this registration statement is to become a fully reporting company on a voluntary basis.  Upon the effectiveness of this registration statement, we will file periodic reports with the SEC as required by laws and regulations applicable to fully reporting companies. The public may read and copy any materials filed by us with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We are an electronic filer and the SEC maintains an Internet site that contains reports and other information regarding our company that may be viewed at http://www.sec.gov.

FORWARD LOOKING STATEMENTS

This registration statement on Form 10 contains “forward-looking statements” concerning our future results, future performance, intentions, objectives, plans, and expectations including, without limitation, statements regarding:

•	products under development and planned operations;
•	technological and competitive advantages;

•	applications of our technologies and timetables for commercialization of our technologies;
•	strategic alliances;

•	the competitive and regulatory environment;
•	planned integration of technologies with products; and

•	marketing strategies.

Our actual results, performance, and achievements may differ significantly from those discussed or implied in the forward-looking statements as a result of a number of known and unknown risks and uncertainties including, without limitation, those discussed below and in "Management's Discussion and Analysis or Plan of Operations."  In light of the significant uncertainties inherent in such forward-looking statements, the inclusion of such statements should not be regarded as a representation by us or any other person that our objectives and plans will be achieved.  Words such as "believes," "anticipates," "expects," "intends," "may," and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  We undertake no obligation to revise any of these forward-looking statements.

RISK FACTORS

An investment in our shares involves a high degree of risk. Before making an investment decision, you should carefully consider all of the risks described in this prospectus. Each of the following risks could materially adversely affect our business, financial condition and results of operations, which could cause the price of our shares to decline significantly and you may lose all or a part of your investment. Our forward-looking statements in this prospectus are subject to the following risks and uncertainties. Our actual results could differ materially from those anticipated by our forward-looking statements as a result of the risk factors below. See “Forward-Looking Statements.”

Risk Relating to Our Business

We are subject to various risks that may materially harm our business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline.

We are a development stage company and our success is subject to the substantial risks inherent in the establishment of a new business venture.

We are a development stage company and our intended business and operations are subject to all of the risks inherent in the establishment of a new business venture.  Any future success we might enjoy will depend upon many factors, many of which may be beyond our control, or which cannot be predicted at this time. We may encounter unforeseen difficulties or delays in the implementation of our plan of operations which could have a material adverse effect upon our financial condition, business prospects and operations and the value of an investment in our company.

We need additional capital.

We require substantial additional financing to implement our business plan and to cover unanticipated expenses.  The timing and amount of any such capital requirements cannot be predicted at this time.  There can be no assurance that any such financing will be available on acceptable terms, or at all.  If financing is not available on satisfactory terms or at all, we may be unable to expand at the rate desired or we may be required to significantly curtail or cease our business activities.  If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our shareholders will be reduced and such securities may have rights, preferences and privileges senior to those of the common stock.  If capital is raised through a debt financing, we would likely become subject to restrictive covenants relating to our operations and finances.

We face significant competition and may not be able to successfully compete.

Our current and future competitors are likely to have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, more developed infrastructures, greater brand recognition, and more established relationships in the industry than we have, each of which may allow them to gain greater market share. As a result, our competitors may be able to develop and expand their offerings more rapidly, adapt to new or emerging technologies and changes more quickly, take advantage of acquisitions and other opportunities more readily, achieve greater economies of scale and devote greater resources to the marketing and sale of their technology and products than we can. There can be no assurance that we will successfully differentiate our current and proposed technology and products from the technologies and products of our competitors, that the marketplace will consider our technology and products to be superior to competing technologies and products, or that we will be able to compete successfully with our competitors.

Our business is subject to factors outside our control.

Our business may be affected by a variety of factors, many of which are outside our control.  Factors that may affect our business include:

• the success of our research and development efforts;
• competition;
• our ability to attract qualified personnel;
· the amount and timing of operating costs and capital expenditures necessary to establish our business, operations, and infrastructure;
• governmental regulation; and
• general economic conditions as well as economic conditions specific to the nanotechnology industry.

Our business is dependent upon our executive officers, and our ability to attract and retain other key personnel.

Our future success also will depend upon our ability to retain existing key personnel, specifically Mr. Pu Fachun, and to hire and to retain additional qualified technical, engineering, scientific, managerial, marketing, and sales personnel.  The failure to recruit such personnel, the loss of such existing personnel, or failure to otherwise obtain such expertise would have a material adverse effect on our business and financial condition.

Our ability to protect our patents and other proprietary rights is uncertain, exposing us to the possible loss of competitive advantage.

Our intellectual property rights are important to our business. Currently, there are limited safeguards in place to protect our intellectual property rights, and the protective steps we intend to take may be inadequate to deter misappropriation of those rights.  We have filed and intend to continue to file patent applications. If a particular patent is not granted, the value of the invention described in the patent would be diminished. Further, even if these patents are granted, they may be difficult to enforce.  Efforts to enforce our patent rights could be expensive, distracting for management, unsuccessful, cause our patents to be invalidated, and frustrate commercialization of products. Additionally, even if patents are issued, and are enforceable, others may independently develop similar, superior, or parallel technologies to any technology developed by us, or our technology may prove to infringe upon patents or rights owned by others. Thus, the patents held by us may not afford us any meaningful competitive advantage. Our inability to maintain our intellectual property rights could have a material adverse effect on our business, financial condition and ability to implement our business plan. If we are unable to derive value from our intellectual property, the value of your investment in us will decline.

Risks Relating to Our Company

We depend on key personnel and attracting qualified management personnel.

Our success depends to a significant degree upon the management skills of Pu Fachun, our President. The loss of his services would have a material adverse effect on our company.  We do not maintain key person life insurance for any of our officers or employees.  Our success also depends upon our ability to attract and retain qualified marketing and sales executives and other personnel.  We compete for qualified personnel against numerous companies, including larger, more established companies with significantly greater financial resources. There can be no assurance that we will be successful in attracting or retaining such personnel, and the failure to do so could have a material adverse effect on our business.

The requirements of complying with the 1934 Exchange Act and the Sarbanes-Oxley Act of 2002 may strain our resources, and our internal control over financial reporting may not be sufficient to ensure timely and reliable external financial reports.

We will be subject to the reporting requirements of the Securities Exchange Act of 1934 and the Sarbanes-Oxley Act of 2002, including Section 404 relating to internal control over financial reporting. These requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures, corporate governance standards and internal control over financial reporting. Section 404 of the Sarbanes-Oxley Act requires that management document and test our internal control over financial reporting and provide management’s conclusion in our Annual Report on Form 10-K for the fiscal year ending September 30, 2008 whether our internal control over financial reporting at September 30, 2008 is effective. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight will be required as we may need to devote financial resources, additional time and personnel to legal, financial and accounting activities to ensure our ongoing compliance with public company reporting requirements. We cannot assure you that we will be able to implement any required changes to correct possible material weaknesses in internal control over financial reporting and sufficiently document and test the revised internal control procedures in order to make a positive conclusion as to the effectiveness of internal control over financial reporting by September 30, 2008.

Risk Relating to Our Stock

Our common stock price may fluctuate significantly.

Because we are a developmental stage company, there are few objective metrics by which our progress may be measured. Consequently, we expect that the market price of our common stock will likely fluctuate significantly. We do not expect to generate substantial revenue from the license or sale of our nanotechnology for several years, if at all. In the absence of product revenue as a measure of our operating performance, we anticipate that investors and market analysts will assess our performance by considering factors such as:

•	announcements of developments related to our business;
•	developments in our strategic relationships with scientists within the nanotechnology field;

•	our ability to enter into or extend investigation phase, development phase, commercialization phase and other agreements with new and/or existing partners;
•	announcements regarding the status of any or all of our collaborations or products;

•	market perception and/or investor sentiment regarding nanotechnology as the next technological wave;
•	announcements regarding developments in the nanotechnology field in general;

•	the issuance of competitive patents or disallowance or loss of our patent rights; and
•	quarterly variations in our operating results.

We will not have control over many of these factors but expect that our stock price may be influenced by them. As a result, our stock price may be volatile and you may lose all or part of your investment.

The market for purchases and sales of our common stock may be very limited, and the sale of a limited number of shares could cause the price to fall sharply.

Our securities are very thinly traded.  Accordingly, it may be difficult to sell shares of the common stock without significantly depressing the value of the stock. Unless we are successful in developing continued investor interest in our stock, sales of our stock could continue to result in major fluctuations in the price of the stock.

Shareholder interest in us may be substantially diluted as a result of the sale of additional securities to fund our plan of operation.

Our Certificate of Incorporation authorizes the issuance of an aggregate of 200,000,000 shares of common stock. Of these shares, an aggregate of 26,558,767 shares of common stock have been issued, and no shares of preferred stock have been issued. Therefore, approximately 173441233 shares of common stock remain available for issuance by us to raise additional capital, in connection with technology development or for other corporate purposes. Issuances of additional shares of common stock would result in dilution of the percentage interest in our common stock of all stockholders ratably, and might result in dilution in the tangible net book value of a share of our common stock, depending upon the price and other terms on which the additional shares are issued. In addition, the issuance of additional shares of common stock upon exercise of the warrants, or even the prospect of such issuance, may be expected to have an effect on the market for the common stock, and may have an adverse impact on the price at which shares of common stock trade.

If securities or industry analysts do not publish research reports about our business, or if they make adverse recommendations regarding an investment in our stock, our stock price and trading volume may decline. The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about our business. We do not currently have and may never obtain research coverage by industry or securities analysts. If no industry or securities analysts commence coverage of us, the trading price of our stock could be negatively impacted. In the event we obtain industry or security analyst coverage, if one or more of the analysts downgrade our stock or comment negatively on our prospects, our stock price would likely decline. If one of more of these analysts cease to cover us or our industry or fails to publish reports about us regularly, our common stock could lose visibility in the financial markets, which could also cause our stock price or trading volume to decline.

We do not intend to declare dividends on our common stock.

We will not distribute cash to our stockholders until and unless we can develop sufficient funds from operations to meet our ongoing needs and implement our business plan. The time frame for that is inherently unpredictable, and you should not plan on it occurring in the near future, if at all.

“Penny Stock” rules may make buying or selling our common stock difficult.

Trading in our securities is subject to the “penny stock” rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser's written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker- dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. Broker-dealers who sell penny stocks to certain types of investors are required to comply with the Commission's regulations concerning the transfer of penny stocks. These regulations require broker-dealers to:

▪	Make a suitability determination prior to selling a penny stock to the purchaser;
▪	Receive the purchaser's written consent to the transaction; and
▪	Provide certain written disclosures to the purchaser.

Our common stock is deemed to be “penny stock”, which may make it more difficult for investors to sell their shares due to suitability requirements.

Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

▪	With a price of less than $5.00 per share;

▪	That are not traded on a “recognized” national exchange;

▪	Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or

▪
In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $10.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

Broker-dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker-dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. Many brokers have decided not to trade “penny stocks” because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that we remain subject to the “penny stock rules” for any significant period, there may develop an adverse impact on the market, if any, for our securities. Because our securities are subject to the “penny stock rules,” investors will find it more difficult to dispose of our securities.

Item 2.  Management's Discussion and Analysis or Plan of Operations.

Safe Harbor Regarding Forward-Looking Statements

You should read the following discussion in conjunction with the combined financial statements and the corresponding notes.  The following discussion contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 relating to future events or our future performance. Actual results may materially differ from those projected in the forward-looking statements as a result of certain risks and uncertainties set forth in this prospectus. Although management believes that the assumptions made and expectations reflected in the forward-looking statements are reasonable, there is no assurance that the underlying assumptions will, in fact, prove to be correct or that actual results will not be different from expectations expressed in this report.  Please see “Forward Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview

American Nano-Silicon Technologies, Inc. (the “Company” or “ANNO”) was originally incorporated in the State of California on September 6, 1996 as CorpHQ, Inc. (“CorpHQ??.

Initially, the Company was engaged in the business activities of providing marketing, advertising and financial consulting services until December 31, 1999. Since then, the Company explored a few business ventures and switched its business strategy to be involved in the development, acquisition and operation of minority-owned portfolio companies focus on consumer products and commercial technologies, as well as development of consulting and other business relationships with client companies that have demonstrated synergies with the Company’s core businesses.

On May 24, 2007, the Company entered into a Stock Purchase and Share Exchange Agreement (the “Exchange Agreement”) with old American Nano Silicon Technologies, Inc., a Delaware corporation (“ANNO-Delaware”), the shareholders of ANNO-Delaware and Nanchong Chunfei Nano-Silicon Technologies Co., Ltd. (“Nanchong Chunfei”), a corporation registered in the People’s Republic of China (?癙RC” or “China”).

In connection with the Exchange Agreement, the following major events occurred:

•
On August 9, 2007, the Company changed its name from CorpHQ, Inc. to American Nano Silicon Technologies, Inc. and effected a 1302 to 1 reverse stock split and decreased its authorized common stock from 2 billion shares to 200 millions shares with a par value of $0.0001.

•
On November 9, 2007, the Company issued 25,740,000 shares of New common stock to the shareholders of ANNO-Delaware in exchange for all of the outstanding stock of ANNO-Delaware, resulting in ANNO-Delaware becoming a wholly-owned subsidiary of the Company.

•	The Board of Directors elected to discontinue its original business activities in the Company and has transferred all of the existing assets and liabilities to South Bay Financial Solutions, Inc.

The Share Exchange resulted in a change in control of the Company as the Shareholders of ANNO-Delaware became the majority shareholders of the Company. Also, the original shareholders and directors of the Company resigned and the shareholders of ANNO-Delaware were elected as directors of the Company and appointed as its executive officers.

For accounting purpose, this transaction has been accounted for as a reverse acquisition under the purchase method. Accordingly, ANNO-Delaware and its subsidiaries are treated as the continuing entity for accounting purposes.

American Nano-Silicon Technologies, Inc. (“ANST”) was incorporated on August 8, 2006 under the laws of the State of Delaware. On August 26, 2006, ANST acquired 95% interest of Nanchong Chunfei Nano-Silicon Technologies Co., Ltd. (“Nanchong Chunfei”), a company incorporated in the People’s Republic of China (the “PRC” or “China”) in August 2006. Nanchong Chunfei directly owns 90% of Sichuan Chunfei Refined Chemicals Co., Ltd. (“Chunfei Chemicals”), a Chinese corporation established under the laws of PRC on January 6, 2006. Chunfei Chemicals itself owns 92% of Sichuan Hedi Veterinary Medicines Co., Ltd. (“Hedi Medicines”), also a Chinese company incorporated under the law of PRC on June 27, 2002.

Collectively, ANST, Nachong Chunfie, Chunfei Chemicals and Hedi Medicines are hereinafter referred to as the “Company”.

The Company is primarily engaged in the business of manufacturing and distributing refined consumer chemical products through its subsidiary, Chunfei Chemicals, and veterinary drugs through another subsidiary, Hedi Medicines.

The accompanying consolidated financial statements of the Company and its subsidiaries have been prepared in accordance with generally accepted accounting principles in the United States of America.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Item 310 of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements, in the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended March 31, 2008 and 2007 are not necessarily indicative of the results that may be expected for the full years. The information included in this Form 10-QSB should be read in conjunction with Management’s Discussion and Analysis and the financial statements and notes to thereto included in the Company’s Form 10 filing dated on February 12, 2008.

Financial Operations Overview

The Company expects to incur substantial additional costs, including costs related to ongoing research and development activities. We intend to raise additional debt and/or equity financing to sustain our operations. The Company's future cash requirements will depend on many factors, including continued scientific progress in our research and development programs, the time and costs involved in obtaining regulatory approvals, the costs involved in filing, prosecuting and enforcing patents, competing technological and market development and the cost of product commercialization. We will require external financing to sustain our operations, perhaps for a significant period of time. We intend to seek additional funding through grants and through public or private financing transactions. Successful future operations are subject to a number of technical and business risks, including our continued ability to obtain future funding, satisfactory product development, regulatory approvals and market acceptance for our products.

Selling, General and Administrative Expenses

Our selling, general and administrative, or SG&A, expenses include costs associated with salaries and other expenses related to research and other administrative costs. In addition, we have incurred expenses through the use of consultants and other outsourced service providers to take advantage of specialized knowledge and capabilities that we required for short durations of time to avoid unnecessary hiring of full-time staff.

 RESULTS OF OPERATIONS – Year Ended September 31, 2007 compared to Year Ended September 31, 2006

The Company has one reportable segment that is engaged in manufacturing chemical products, chemical intermediaries and Chinese herbal medicines for animal use.

The Company did not have any revenues in the Fiscal Year ended September 30, 2006 and had revenues of $2,070,550 in the Fiscal Year ended September 30, 2007.  Gross profit increased from $0 in the Fiscal Year ended September 30, 2006 to $428,529 in the Fiscal Year ended September 30, 2007.  Net loss increased from ($3,689) in the Fiscal Year ended September 30, 2006 to ($90,780) in the Fiscal Year ended September 30, 2007 as the increase in Gross revenues was offset by an increase expenses associated with increased levels of operations, principally Selling General and Administrative Expense which increased by $443,154.

RESULTS OF OPERATIONS – Second Quarter 2007 compared to Second Quarter 2008

The Company has one reportable segment that is engaged in manufacturing chemical products, chemical intermediaries and Chinese herbal medicines for animal use.

Revenues decreased from $786,336 in Q2 of 2007 to $424,165 in Q2 of 2008, a decrease of ($362,171) or (46.1%). Gross Profit decreased from $138,783 in Q2 of 2007 to $61,816 in Q2 of 2008, a decrease of ($69,967) or(50.4%).  The reduction in revenues and gross profit was primarily the result of production facility difficulties experienced during the period that are ongoing. Selling General and Administrative expense increased from $41,870 in Q2 of 2007 to $82,272 in Q2 of 2008, an increase of $40,402 or 96.5% principally as a result of charges related to the costs associated with being publicly held and the costs of the reverse acquisition.  In addition the Company incurred one-time loss of $496,272 on the disposal of discontinued opeartions during the period, resulting in a loss for Q2 of 2008 of ($544,295) compared to income of $73,667 in
Q2 of 2007.

RESULTS OF OPERATIONS – First two quarters of 2007 Compared to First Two Quarters of 2008

The Company has one reportable segment that is engaged in manufacturing chemical products, chemical intermediaries and Chinese herbal medicines for animal use.

Revenues decreased from $866,783 in the first two quarters of fiscal 2007 to $713,488 in the first two quarters of fiscal 2008, a decrease of ($153,301) or (17.7%). Gross Profit decreased from $163,769 in the first two quarters of fiscal 2007 to $102,369 in the first two quarters of fiscal 2008, a decrease of ($61,400) or (37.5%).  The reduction in revenues and gross profit was primarily the result of production facility difficulties experienced during the second quarter of fiscal 2008 that are ongoing. Selling General and Administrative expense increased from $76,657 in the first two quarters of fiscal 2007 to $140,054 in the first two quarters of fiscal 2008, an increase of $63,397 or 82.7% principally as a result of charges related to the costs associated with being publicly held and the costs of the reverse acquisition.  In addition the Company incurred one-time loss of $496,272 on the disposal of discontinued operations during the period, resulting in a loss for the first two quarters of fiscal 2008 of ($601,427) compared to income of $58,011 in the first two quarters of Fiscal 2007.

Plan of Operations

During the next twelve months, we expect to take the following steps in connection with the further development of our business and the implementation of our plan of operations:

We will require outside capital to implement our business plan. We will have to expand our management  team with qualified personnel. There can be no assurance that our management will be successful in completing our product development programs, implementing the corporate infrastructure to support operations at the levels called for by our business plan, conclude a successful sales and marketing plan with third parties to attain significant market penetration or that we will generate sufficient revenues to meet our expenses or to achieve or maintain profitability.

Liquidity and Capital Resources

The Company’s current assets, $1,479,017, includes only $127,318 of cash and cash equivalents.  Accordingly, unless it can fully restore production at its manufacturing facilities, the Company may not be able to fund its operations without additional investment.  Management will seek additional equity or debt financing for the Company to overcome its operating difficulties. However, the Company does not have any commitments for additional financing and no assurance is given that any additional financing will be available or that, if available, it will be on terms that are favorable to our shareholders.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as “special purpose entities” (SPEs).

Item 3.  Description of Property.

The Company’ plants are located on land for which the Company paid $872,976 for a land use right.  This gives the Company the exclusive use of the property until July 2051.  This form of land tenure is roughly comparable to a leasehold interest under our system of land tenure. The project site is located at the Chunfei Industrial Park, Gaoping, Nanchong, Sichuan province, in an economic development zone plentifully supplied with low-cost water, electricity, gas and communication facilities.  It is near the Chengdu-to-Nanchong expressway, the Nanchong-to-Chongqing expressway and the Nanchong railway station, and enjoys very good transportation links.

The construction area of the Raymond mill plant is 1,500 square meters (50m×30m), enough for installation of 4 sets of Raymond mills and ancillary equipment.  There will be a ball milling plant of brick-concrete structure, 2,500 square meters (50m×50m), with ten underground pools for storing Ball milling slurry.  The firing plant construction area will be 8,000 square meters with four sets of rotary kilns systems, and there will be a tank area of 5,000 square meters.

There will be a calcination plant of 3,000 square meters, large enough for installation of six melting furnaces for water glass, adjacent to a storage area of 2,500 square meters.

The main engineering plant of the Micro-Nano Silicon process includes a 3,500 square meter filtration plant of brick-concrete construction and two floors – the first floor is for bauxite slug filtration plant and the second for filtration of Micro-Nano Silicon finished products. A cooling system is to be installed in the plant ceiling.

  There is to be a brick-concrete reaction tank and reserve tank installation 3,500 square meter total construction area as well as a proposed flash evaporation plant of 2,160 square meters and five cooling pools of 1,000 square meters.  Most raw materials are to be stored in two warehouses of total construction area of 8,000 square meters, while quartz can be left outside in a 4,500 square meter yard.  Another two warehouses of total construction area of 8,000 square meters are to contain 40 kilo bags of finished product.  At expected plant capacity of 416 tons daily, these finished goods storage facilities can handle ten days of production.

Other facilities will include a 2,000 square meter machine repair plant, offices and dormitories of 15,000 square meters, and a chemical laboratory of 1500 square meters.

Item 4.  Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth information as of June 6, 2008, with respect to the ownership of the Company's common stock by each person known by the Company to be the beneficial owner of more than five percent (5%) of the Company's common stock, by each director and officer and by all officers and directors as a group.

Name of Beneficial Holder	Address	Shares Beneficially Owned	% of Outstanding Common Stock
Pu Fachun, President/CEO/CFO/Director	(1)	11,730,000	45.1%
Zhou Jian, Director	(1)	4,278,857	16.5%
Zhang Changlong, Director	(1)	0	0%
All directors and Officers as a group		16,008,857	61.6%

(1) The address of each person or group listed is c/o American Union Securities, 100 Wall Street, 15th Floor, New York NY 10005.

Beneficial ownership is determined in accordance with the rules of the S.E.C. and generally includes voting or investment power with respect to securities. In accordance with S.E.C. rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionees. Subject to community property laws, where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them. Currently there are only the stock options listed above issued or outstanding.

Changes in Control. Our management is not aware of any arrangements which may result in "changes in control" as that term is defined by the provisions of Item 403(c) of Regulation S-B.

Item 5.  Directors, Executive Officers, Promoters and Control Persons.

The following table sets forth the names and ages as of management, and business experience of the directors, executive officers and certain other significant employees of our company. Our directors hold their offices for a term of one year or until their successors are elected and qualified. Our officers serve at the discretion of the Board of Directors. Each officer devotes as much of his working time to our business as is required.

Name	Age	Positions Held

Pu Fachun	52	Director, President and CEO and CFO
Zhou Jian	43	Director
Zhang Changlong	52	Director

 The principal occupation for the past five (5) years (and, in some instances, for prior years) of each of our directors and officers are as follows:

Management

Pu Fachun, President and Chairman, 52 years old, is an entrepreneur with over 20 years of experience in the chemicals management business. Mr. Pu started his career as a production technician at the Nanchong Chemical Plant in Sichuan in 1972. In 1994, he founded Sichuan Chunfei Investment Company until he established Nanchong Chunfei  Nano-Silicon Technologies Co. Ltd in 2006. Mr. Pu was central in the development and commercialization of the Company’s products. Prior to joining Nanchong Chunfei  Nano-Silicon Technologies Co. Ltd in 2006, he had served as the Chairman of Sichuan Chunfei Investment Group.

Zhou Jian, Director, 52 years old, is an economist, who since October 2006, has been Vice President of Sichuan Chunfei Daily Chemicals Industry Stock Co., Ltd.  He formerly served as Chairman of the Longhui Science and Technology Software Development Co., Ltd. under Sichuan Jiaotong University from 2005 through 2006. Prior to that, he served as of Chairman of Sichuan Jiancheng Scientific and Technology Industrial Co., Ltd, a position he held since 2001.

Zhang Changlong, Director, 43 years old, has been General Inspector of Finance of Sichuan Chunfei Investment Group Co., Ltd. since October 2006.  He is trained as a senior accountant, and formerly served as Section Chief of the Treasurer’s Office of the Nanping Bureau of Forestry, as Section Chief of the Treasurer’s Office of the Weft-Knitted Knitting Plant of Sichuan Nanchong Gaoping District, as finance chief of Shenzhen Huifeng Industry Co., Ltd., and financial adviser to Nanchong Jialing Pharmaceutical Co., Ltd, a position he held since 2001 prior to taking his position with Sichuan Chunfei Investment Group.

Board of Directors

All directors hold office until the annual meeting of stockholders of the Company following their election or until their successors are duly elected and qualified. Officers are appointed by the Board of Directors and serve at its discretion. We have had a standing audit committee since our inception.

Family Relationships

No family relationships exist among our directors or executive officers.

Involvement in Certain Legal Proceedings

To our knowledge, during the past five years, none of our directors, executive officers, promoters, control persons, or nominees has been:

·
the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

·	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

·
subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

·	found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

Code of Ethics

We have not adopted a Code of Ethics at this time but do intend to do so in the future.

Item 6.  Executive Compensation.

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers paid by us during the fiscal years ended September 30, 2007 and 2006 in all capacities for the accounts of our executives, including the Chief Executive Officer (CEO) and Chief Financial Officer (CFO):

Name and principal position	Fiscal Year	Salary ($)	Bonus ($)	Stock awards ($)	Option awards ($)	Nonequity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Pu Fachun, Director, President, CEO, CFO	2006	$10,000	nil	nil	nil	nil	nil	nil	$10,000
Zhou Jian, Director	2006	$7,500	nil	nil	nil	nil	nil	nil	$7,500
Zhang Changlong, Director	2006	$7,500	nil	nil	nil	nil	nil	nil	$7,500
Three above-named individuals as a group	$25,000	nil	nil	nil	nil	nil	nil	$25,000

Name and principal position	Fiscal Year	Salary ($)	Bonus ($)	Stock awards ($)	Option awards ($)	Nonequity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Pu Fachun, Director, President, CEO, CFO	2007	$10,000	nil	nil	nil	nil	nil	nil	$10,000
Zhou Jian, Director	2007	$7,500	nil	nil	nil	nil	nil	nil	$7,500
Zhang Changlong, Director	2007	$7,500	nil	nil	nil	nil	nil	nil	$7,500
Three above-named individuals as a group	$25,000	nil	nil	nil	nil	nil	nil	$25,000

We presently anticipate that during our fiscal year ending September 30, 2008 remuneration will be paid to the Company's officers and directors as follows:

Name and principal position	Fiscal Year	Salary ($)	Bonus ($)	Stock awards ($)	Option awards ($)	Nonequity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Pu Fachun, Director, President, CEO, CFO	2008	$10,000	nil	nil	nil	nil	nil	nil	$10,000
Zhou Jian, Director	2008	$7,500	nil	nil	nil	nil	nil	nil	$7,500
Zhang Changlong, Director	2008	$7,500	nil	nil	nil	nil	nil	nil	$7,500
Three above-named individuals as a group	$25,000	nil	nil	nil	nil	nil	nil	$25,000

________________________

Salaries listed above are pursuant to employment agreements and have been earned but not yet paid due to cash constraints. They have been accrued and reflected in the financial statements and will be paid when funds  become available.

Outstanding Equity Awards at Fiscal Year-End Table. There were no individual grants of stock options to purchase our common stock made to the named executive officers in the Summary Compensation Table during the fiscal year ended September 30, 2007, and the subsequent period up to the date of the filing of this prospectus.

Stock Option Plan

None.

Employment Agreements

We currently have employment agreements with Pu Fachun, Zhou Jian, and Zhang Changlong.

Compensation of Directors

For the fiscal year ended September 30, 2007, and the subsequent period up to the date of the filing of this registration statement, the Company did not compensate directors for their services and does not anticipate any change to this policy.

Item 7.  Certain Relationships and Related Transactions.

None.

Item 8.  Description of Securities.

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.0001 per share.  As of May 30, 2008, there were outstanding 26,558,767 common shares.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by the board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock (there are none currently). Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future without further shareholder approval.

PART II

Item 1.  Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder
Matters.

Our common stock is currently quoted on the PinkSheets under the symbol “ANNO”. There is a limited trading market for our common stock. The following table sets forth the range of high and low bid quotations for each quarter within the last two fiscal years, and the subsequent interim period. These quotations as reported by the PinkSheets reflect inter-dealer prices without retail mark-up, mark-down, or commissions and may not necessarily represent actual transactions.

	Closing Bid
YEAR 2006	High Bid	Low Bid
1st Quarter Ended March 31	$1.01	$0.06
2nd Quarter Ended June 30	$0.06	$0.06
3rd Quarter Ended September 30	$0.06	$0.06
4th Quarter Ended December 31	$0.06	$0.06

YEAR 2007	High Bid	Low Bid
1st Quarter Ended March 31	$0.06	$0.06
2nd Quarter Ended June 30	$0.25	$0.06
3rd Quarter Ended September 30	$0.35	$0.15
4th Quarter Ended December 31	$0.40	$0.11

YEAR 2008	High Bid	Low Bid
1st Quarter Ended March 31	$0.11	$0.11

Holders

As of May 30, 2008 in accordance with our transfer agent records, we had 1,328 stockholders of record, holding 26,558,767 common shares.

Dividends

Historically, we have not paid dividends to the holders of our common stock and we do not expect to pay any such dividends in the foreseeable future as we expect to retain our future earnings for use in the operation and expansion of our business. Should we ever produce sufficient earnings as a result of gains in securities of Concept Affiliates we develop, our Board of Directors, after taking into account our earnings, capital requirements, financial condition and other factors, has the discretion to distribute such securities to our stockholders as property dividends.

Item 2.  Legal Proceedings.

There are no pending legal proceedings to which we or our properties are subject.

Item 3.  Changes in and Disagreements With Accountants.

None.

Item 4.  Recent Sales of Unregistered Securities

Below, we provide information regarding issuances of unregistered securities made by us during the last three years.

On January 16, 2005 we approved the issuance of 231 shares of our common stock to each of our three directors as compensation for their services as directors during our 2004 fiscal year valued at $60,000 per director. These share issuances were made on February 23, 2005. The directors were accredited  investors and we believe the issuances of these securities were exempt from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Regulation D.

On January 6, 2005, we approved the issuance of stock options to purchase 9,601 shares of our common stock at an exercise price $0.00 per share of common stock to  Steve Crane to compensate him for his services as CEO during fiscal year 2004.  During fiscal year 2004, Steve Crane was entitled to a base salary of $200,000 and a bonus of $100,000 under his employment agreement, but accepted the stock options in lieu of cash payment.  Steve Crane was issued the 9,601 shares of our common stock on February 23, 2005. Steve Crane was an accredited investor and we believe the issuance of these securities was exempt under Section 4(2) of the Securities Act and Regulation D.

In January 2005, we granted Steve Crane stock options to purchase 6,250,000 shares of Old Common Stock at an exercise price $0.014 per share   Steve Crane was an accredited investor and we believe the issuance of these securities was exempt under Section 4(2) of the Securities Act and Regulation D.

On April 6, 2005, we issued 45 shares of our common stock to Equinet, Inc to repay a short-term loan with a balance of $1,190. We believe this issuance of shares was exempt under Section 4(2) of the Securities Act.

On August 3, 2005, we issued 811 shares of our common stock to Bear62 Corp. in return for business development services valued at $21,111.  We believe this issuance of shares was exempt under Section 4(2) of the Securities Act.

On August 3, 2005, we issued 959 shares of our common stock to Serious Fun in return for their supplying us with printed and interactive media valued at $24,952.  We believe this issuance of shares was exempt under Section 4(2) of the Securities Act.

On August 11, 2005, we issued 428,571 shares of our common stock to Alan Lewis in error due to a misinterpretation of his employment agreement.  These shares were cancelled on December 30, 2005.  We believe this issuance of shares was exempt under Section 4(2) of the Securities Act.  Mr. Lewis had served as a non-executive vice president. He was not a director of the Company.

On December 19, 2005 we approved the issuance of 231 shares of our common stock  to each of our three directors as compensation for their services as directors during our 2005 fiscal year valued at $60,000 per director. These share issuances were made on December 30, 2005. The directors were accredited investors and we believe the issuances of these securities were exempt from registration under Section 4(2) of the Securities Act of 1933 and Regulation D.

On December 19, 2005, we approved the issuance of stock options to purchase 14,401 shares of our common stock at an exercise price $0.00 per share of common stock to Steve Crane to compensate him for his services as CEO during fiscal year 2005. During fiscal year 2004, Steve Crane was entitled to a base salary of $250,000 and a bonus of $125,000 under his employment agreement, but accepted the stock options in lieu of cash payment.  Steve Crane was issued the 14,401 shares of our common stock on December 30, 2005.  Steve Crane was an accredited investor and we believe the issuance of these securities was exempt from registration under Section 4(2) of the Securities Act and Regulation D.

On December 19, 2005, we approved the issuance of an aggregate of 448 shares of common stock to five employees and consultants as compensation and performance bonuses in an aggregate amount of $116,000.  We believe the issuance of these securities were exempt from registration under Section 4(2) of the Securities Act.

On December 19, 2005, we issued 108 shares of our common stock  to Alan Lewis to compensate him for the retirement of options.  We believe the issuance of these shares was exempt from registration under Section 4(2) of the Securities Act.

On December 30, 2005, Steve Crane exercised options to purchase 14,401 shares of common stock. We believe the issuance of these shares were exempt from registration under Section 3(a)(9) of the Securities Act.

On May 16, 2006 we issued a secured convertible promissory note to an investor for the principal sum of $25,000. The note accrued interest at the rate of 6% per annum.  The aggregate principal amount of the note together with all accrued interest and transaction costs was convertible into shares of our common stock at a conversion price which was the greater of: the preceding ten day bid price average of our common stock on the Pink Sheets on the conversion date; or $6.51 per share.  We believe the issuance of this note was exempt from registration under Section 4(2) of the Securities Act.

On May 31, 2006 we issued a secured convertible promissory note to an investor for the principal sum of $5,000. The note accrued interest at the rate of 6% per annum.  The aggregate principal amount of the note together with all accrued interest and transaction costs was convertible into shares of our common stock at a conversion price which was the greater of: the preceding ten day bid price average of our common stock on the Pink Sheets on the conversion date; or $6.51 per share.  We believe the issuance of this note was exempt from registration under Section 4(2) of the Securities Act.

On June 2, 2006 we issued a secured convertible promissory note to an investor for the principal sum of $26,000. The note accrued interest at the rate of 6% per annum.  The aggregate principal amount of the note together with all accrued interest and transaction costs was convertible into shares of our common stock at a conversion price which was the greater of: the preceding ten day bid price average of our common stock on the Pink Sheets on the conversion date; or $6.51 per share. We believe the issuance of this note was exempt from registration under Section 4(2) of the Securities Act.

On June 21, 2006 we issued a secured convertible promissory note to an investor for the principal sum of $65,000. The note accrued interest at the rate of 6% per annum.  The aggregate principal amount of the note together with all accrued interest and transaction costs was convertible into shares of our common stock at a conversion price which was the greater of: the preceding ten day bid price average of our common stock on the Pink Sheets on the conversion date; or $6.51 per share.  We believe the issuance of this note was exempt from registration under Section 4(2) of the Securities Act.

On July 31, 2006 we issued a secured convertible promissory note to an investor for the principal sum of $25,000. The note accrued interest at the rate of 6% per annum.  The aggregate principal amount of the note together with all accrued interest and transaction costs was convertible into shares of our common stock at a conversion price which was the greater of: the preceding ten day bid price average of our common stock on the Pink Sheets on the conversion date; or $6.51 per share.  We believe the issuance of this note was exempt from registration under Section 4(2) of the Securities Act.

On October 31, 2006 we issued a secured convertible promissory note to Steve Crane for the principal sum of $20,000. The note accrued interest at the rate of 6% per annum.  The aggregate principal amount of the note together with all accrued interest and transaction costs was convertible into shares of our common stock at a conversion price which was the greater of: the preceding ten day bid price average of our common stock on the Pink Sheets on the conversion date; or $1.302 per share.  We believe the issuance of this note was exempt from registration under Section 4(2) of the Securities Act.

On November 15, 2006 we issued a secured convertible promissory note to Steve Crane for the principal sum of $7,000. The note accrued interest at the rate of 6% per annum.  The aggregate principal amount of the note together with all accrued interest and transaction costs was convertible into shares of our common stock at a conversion price which was the greater of: the preceding ten day bid price average of our common stock on the Pink Sheets on the conversion date; or $1.302 per share. Steve Crane was an accredited investor and we believe the issuance of the note was exempt from registration under Section 4(2) of the Securities Act and Regulation D.

On November 20, 2006 we approved the issuance of 231 shares of our common stock to each of our three directors as compensation for their services as directors during our 2006 fiscal year. The value of the 231 shares received by each director was valued at $3,000. These share issuances were made on November 28, 2006. The directors were accredited investors and we believe the issuances of these shares were exempt from registration under Section 4(2) of the Securities Act and Regulation D.

On November 20, 2006 we approved the issuance of an aggregate of 22,428 shares of our common stock to two investors to effect the conversion of debts aggregating $146,000.  The 22,428 shares were issued on November 28, 2006.  We believe the issuances of these shares were exempt from registration under Section 3(a)(9) and Section 4(2) of the Securities Act.

Pursuant to the terms of our employment agreement with Gregg Davis dated January 1, 2006  we committed to issue options to purchase to purchase 1,921 shares of our common stock to Gregg Davis. These options had an exercise price of $35.154 per share and were cancelled subject to the Stock Purchase and Exchange Agreement.  We believe this issuance of securities was exempt from registration under Section 4(2) of the Securities Act and Regulation D.

Pursuant to the terms of our employment agreement with Leslie Ashby dated November 15, 2005 we committed to issue options to purchase 854 shares of our common stock to Ms. Ashby. These options had an exercise price of $$35.154 per share and were cancelled pursuant to the terms of a termination agreement.   We believe this issuance of securities was exempt from registration under Section 4(2) of the Securities Act and Regulation D.

Pursuant to the terms of our employment agreement with Steve Crane dated January 1, 2006 we committed to issue options to purchase 5,761 shares of our common stock to Mr. Crane. These options have an exercise price of $29.946 per share and were cancelled subject to the Stock Purchase and Exchange Agreement.  We believe this issuance of securities was exempt from registration under Section 4(2) of the Securities Act and Regulation D.

Pursuant to the terms of our employment agreement with Alan Silberberg dated January 6, 2006, we committed to issue options to purchase 854 shares of our common stock to Alan Silberberg. These options have an exercise price of $35.154 per share and were cancelled pursuant to the terms of a settlement agreement.  We believe this issuance of securities was exempt from registration under Section 4(2) of the Securities Act and Regulation D.

Pursuant to the terms of our employment agreement with Cory Martin dated January 1, 2006, we committed to issue options to purchase 569 shares of our common stock to Mr. Martin. These options had an exercise price of $35.154 per share and were cancelled after Mr. Martin left the employment of the Company.  We believe this issuance of securities was exempt from registration under Section 4(2) of the Securities Act.

On January 24, 2007, we approved the issuance of 321,854 shares of our common stock to Steve Crane and 178,476 shares of our common stock   to Gregg Davis to effect the conversion of debts in the respective amounts of $265,000 and $150,000.   The shares were issued on January 26, 2007.  As officers of the Company, both Steve Crane and Gregg Davis were accredited investors and we believe the issuances of these shares were exempt from registration under Section 4(2) of the Securities Act and Regulation D.

On February 12, 2007, we issued 38,403 shares of unrestricted common stock to an investor for gross proceeds of $25,000.  We believe the issuance of these shares was exempt from registration under Rule 504 of Regulation D.

On February 16, 2007, we issued 53,764 shares of unrestricted common stock to an investor for gross proceeds of $25,000.  We believe the issuance of these shares was exempt from registration under Rule 504 of Regulation D.

On March 30, 2007, we issued 72,965 shares of unrestricted common stock to an investor for gross proceeds of $10,000.  We believe the issuance of these shares was exempt from registration under Rule 504 of Regulation D.

On May 24, 2007, the Company entered into a Stock Purchase and Share Exchange Agreement (the “Exchange Agreement”) with old American Nano Silicon Technologies, Inc., a Delaware corporation (“ANNO-Delaware”), the shareholders of ANNO-Delaware and Nanchong Chunfei Nano-Silicon Technologies Co., Ltd. (“Nanchong Chunfei”), a corporation registered in the People’s Republic of China (“PRC” or “China”).

In connection with the Exchange Agreement, the following major events occurred:

•
On August 9, 2007, the Company changed its name from CorpHQ, Inc. to American Nano Silicon Technologies, Inc. and effected a 1302 to 1 reverse stock split and decreased its authorized common stock from 2 billion shares to 200 millions shares with a par value of $0.0001.

•
On November 9, 2007, the Company issued 25,740,000 shares of New common stock to the shareholders of ANNO-Delaware in exchange for all of the outstanding stock of ANNO-Delaware, resulting in ANNO-Delaware becoming a wholly-owned subsidiary of the Company.

•	The Board of Directors elected to discontinue its original business activities in the Company and has transferred all of the existing assets and liabilities to South Bay Financial Solutions, Inc.

The Share Exchange resulted in a change in control of the Company as the Shareholders of ANNO-Delaware became the majority shareholders of the Company. Also, the original shareholders and directors of the Company resigned and the shareholders of ANNO-Delaware were elected as directors of the Company and appointed as its executive officers.

Item 5.  Indemnification of Directors and Officers.

Section 402 of the Business Corporation Law of the State of New York (the "BCL") provides that a corporation may indemnify its officers and directors (or persons who have served, at the corporation's request, as officers or directors of another corporation) against the reasonable expenses, including attorneys' fees, actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors or officers, if such person shall have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that if such action shall be in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been judged to have been liable to the corporation unless and to the extent that the Supreme Court of the State of New York, or any other court in which the suit may be brought, shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification.

Our Certificate of Incorporation provides for the elimination of the personal liability of a director to us and to our stockholders for monetary damages for breach of a fiduciary duty as a director.  However, our Certificate of Incorporation has not (and are not permitted by statute to have) eliminated the liability of a director for (i) any breach of a director's duty of loyalty to the registrant and its stockholders; (ii) any acts or omissions not undertaken in good faith or which involve intentional misconduct or a knowing violation of law; (iii) any action under Section 719 of the BCL, including paying a dividend or approving an illegal dividend; or (iv) any transaction from which the director derived an improper personal benefit.

The general effect of the foregoing provisions is to reduce the circumstances in which an officer, director, agent, or employee may be required to bear the economic burdens of certain liabilities and expenses.

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-1
Consolidated Balance Sheets at September 30, 2007 and 2006	F-2
Consolidated Statements of Operations for the year ended September 30, 2007 and for the period from the inception (August 26, 2006) to September 30, 2006	F-3
Consolidated Statements of Changes in Stockholders’ Equity for the year ended September 30, 2007 and for the period from the inception (August 26, 2006) to September 30, 2006	F-4
Consolidated Statements of Cash Flows for the year ended September 30, 2007 and for the period from the inception (August 26, 2006) to September 30, 2006	F-5
Notes to Consolidated Financial Statements	F-6 - F-15

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
American Nano-Silicon Technologies, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of American Nano-Silicon Technologies, Inc. and Subsidiaries as of September 30, 2007 and 2006 and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year ended September 30, 2007 and for the period from the inception (August 26, 2006) to September 30, 2006. These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards established by the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Nano-Silicon Technologies, Inc. and Subsidiaries as of September 30, 2007 and 2006 and the results of its operations, changes in stockholders’ equity, and cash flows for the year ended September 30, 2007 and for the period from the inception to September 30, 2006 in conformity with accounting principles generally accepted in the United States of America.
/S/ Bagell Josephs, Levine & Company, LLC
Bagell Josephs, Levine & Company, LLC
Marlton, New Jersey

January 8, 2008

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2007 AND 2006
(Expressed in US dollars)

	2007	2006

ASSETS
Current assets:
Cash and cash equivalents	$423,700	$60,205
Advances to suppliers	123,041	695,631
Inventory	690,030	132,397
Other receivables	172,692	5,548
Other receivables - related parties	272,585	56,467
Employee advances	27,911	6,374
Total Current Assets	1,709,959	956,622

Property, plant and equipment, net	5,848,444	5,353,120

Other assets:
Land use right, net	900,640	871,389
Total other assets	900,640	871,389

Total Assets	$8,459,043	$7,181,131

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short term loan	$937,414	$498,983
Account payable	382,262	272,100
Construction security deposits	1,172,043	1,161,295
Accrued expenses and other payables	405,339	84,186
Total Current Liabilities	2,897,058	2,016,564

Due to related parties	200,223	10,121

Total Liabilities	3,097,281	2,026,685

Minority Interests	999,751	1,014,907

Commitments and Contingencies

Stockholders' Equity
Common stock, $0.0001 par value, 100,000,000 shares authorized;
100,000,000 shares issued and outstanding at September 30, 2007 and 2006	10,000	10,000
Additional paid-in-capital	3,971,809	3,931,254
Accumulated other comprehensive income	474,341	201,643
Accumulated deficit	(94,139)	(3,359)
Total Stockholders' Equity	4,362,011	4,139,538

Total Liabilities and Stockholders' Equity	$8,459,043	$7,181,131

The accompanying notes are an integral part of these condensed consolidated financial statements

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2007 AND 2006
(Expressed in US dollars)

		From the inception
	For the year	(August 26, 2006)
	ended	to
	September 30, 2007	September 30, 2006

Revenues	$2,070,550	$-

Cost of Goods Sold	1,642,021	-

Gross Profit	428,529	-

Operating Expenses
Selling, general and administrative	443,154	1,389

(Loss) before other Income and (Expenses)	(14,625)	(1,389)

Other Income and (Expense)
Interest income	-	20
Interest expense	(90,429)	(2,321)
Other income (expense)	(883)	-
Total other income and (expense)	(91,312)	(2,300)

(Loss) Before Minority Interests and Income Taxes	(105,937)	(3,689)

Minority Interests	15,156	330

(Loss) Before Income Taxes	(90,780)	(3,359)

Provision for Income Taxes	-	-

Net (Loss)	$(90,780)	$(3,359)

Basic and diluted (loss) per common share	$(0.001)	$(0.00)

Weighted average number of common shares	100,000,000	100,000,000

The accompanying notes are an integral part of these condensed consolidated financial statements

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2007 AND 2006
(Expressed in US dollars)

	Common Stock			Accumulated Other
	par value $.0001		Additional	Comprehensive	Accumulated	Comprehensive
	Shares	Amount	Paid in Capital	Income	Deficit	Income	Total

Balance August 26, 2006	100,000,000	10,000	3,854,490	177,543	-		4,042,033

Additional capital contributed		-	76,764	-	-		76,764

Comprehensive income
Net loss for the year					(3,359)	(3,359)	(3,359)
Other comprehensive income, net of tax
Foreign currency translation adjustments				24,100		24,100	24,100
Comprehensive income						20,741

Balance September 30, 2006	100,000,000	$10,000	$3,931,254	$201,643	$(3,359)		$4,139,538

Additional capital contributed		-	40,555	-	-		40,555

Comprehensive income
Net loss for the year					(90,780)	(90,780)	(90,780)
Other comprehensive income, net of tax
Foreign currency translation adjustments				272,698		272,698	272,698
Comprehensive income						181,918

Balance September 30, 2007	100,000,000	$10,000	$3,971,809	$474,341	$(94,139)		$4,362,011

The accompanying notes are an integral part of these condensed consolidated financial statements

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2007 AND 2006
(Expressed in US dollars)

		From the inception
	For the year	(August 26, 2006)
	ended	to
	September 30, 2007	September 30, 2006

Cash Flows From Operating Activities:
Net loss	$(90,780)	$(3,359)
Adjustments to reconcile net loss to net cash
provided by operating activities:
Depreciation and amortization	100,344	1,389
Minority interest	(15,156)	(330)

Changes in operating assets and liabilities:
(Increase) decrease in -
Accounts receivable and other receivable	(167,145)	-
Inventory	(557,633)	-
Employee advances	(21,537)	-
Advances to suppliers	572,591	-
Related party receivables	(216,118)
Increase (decrease) in -
Accounts payable	110,162
Construction security deposits	10,747	9,025
Accrued expenses and other payables	321,153	1,231

Cash provided by operating activities	46,626	7,956

Cash Flows From Investing Activities:
Additions to property and equipment	(363,914)	-
Additions to construction in process	(59,757)	(105,760)

Cash (used in) investing activities	(423,672)	(105,760)

Cash Flows From Financing Activities
Proceeds from related party loans	190,103	-
Proceeds from notes payable	438,431	-
Proceeds from additional capital contribution	-	76,764
Reduction in subscription receivable	-	28,996

Cash provided by financing activities	628,535	105,760

Effect of exchange rate changes on cash and cash equivalents	112,006	3,624

Increase in cash and cash equivalents	363,495	11,580

Cash and Cash Equivalents - Beginning of year	60,205	48,625

Cash and Cash Equivalents - End of year	$423,700	$60,205

SUPPLEMENTAL CASH FLOW INFORMATION:
During the year, cash was paid for the following:
Interest expense	$-	$1,231
Income taxes	$-	$-

Non-cash investing and financing activities:
Additional capital contributed in the form of property	$40,555	$-

The accompanying notes are an integral part of these condensed consolidated financial statements

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 AND 2006

Note 1 – ORGANIZATION AND BASIS OF PRESENTATION

American Nano-Silicon Technologies, Inc. (“ANST”) was incorporated on August 8, 2006 under the laws of the State of Delaware. On August 26, 2006, ANST acquired 95% interest of Nanchong Chunfei Nano-Silicon Technologies Co., Ltd. (“Nanchong Chunfei”), a company incorporated in the People’s Republic of China (the “PRC” or “China”) in August 2006. Nanchong Chunfei directly owns 90% of Sichuan Chunfei Refined Chemicals Co., Ltd. (“Chunfei Chemicals”), a Chinese corporation established under the laws of PRC on January 6, 2006. Chunfei Chemicals itself owns 92% of Sichuan Hedi Veterinary Medicines Co., Ltd. (“Hedi Medicines”), also a Chinese company incorporated under the law of PRC on June 27, 2002.

Collectively, ANST, Nachong Chunfie, Chunfei Chemicals and Hedi Medicines are hereinafter referred to as the “Company”.

The Company is primarily engaged in the business of manufacturing and distributing refined consumer chemical products through its subsidiary, Chunfei Chemicals, and veterinary drugs through another subsidiary, Hedi Medicines.

The accompanying consolidated financial statements of the Company and its subsidiaries have been prepared in accordance with generally accepted accounting principles in the United States of America.

Note 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

The consolidated financial statements represent the consolidated accounts of ANST and its subsidiaries, Nanchong Chunfei, Chunfei Chemicals and Hedi Medicines. All significant intercompany balances and transactions have been eliminated in consolidation.

Minority interests

Minority interests result from the consolidation of 95% directly owned subsidiary, Nanchong Chunfei, 85.5% indirectly owned subsidiary, Chunfei Chemicals, and 78.66% indirectly owned subsidiary, Hedi Medicines.

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 AND 2006

Note 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of estimates

In preparing the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting year. Significant estimates, required by management, include the recoverability of long-lived assets and the valuation of inventories.  Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents include cash on hand and cash in deposits and all highly liquid debt instruments with an original maturity of three months or less.

Inventory

Inventories consist of the raw materials and packing supplies. Inventories are valued at the lower of cost or market with cost determined on a first-in first-out basis. Market value represents the estimated selling price in the ordinary course of business less the estimated costs necessary to complete the sale.

Property, plant & equipment

Property and equipment are stated at cost. The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to its present working condition and locations for its intended use. Depreciation are amortization are calculated using the straight-like method over the following useful lives:

Buildings and improvements                                                                                      39 years
Machinery, equipment and automobiles                                                                   5-10 years

Expenditures for maintenance and repairs are charged to expense as incurred. Additions, renewals and betterments are capitalized.

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 AND 2006

Note 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

Advances to suppliers

Advance to suppliers represent the payments made and recorded in advance for goods and services.  Advances were also made for the purchase of the materials and equipments of the Company’s construction in progress. The final phase of the construction is not completed.  As such, no amortization was made.

Revenue recognition

The Company utilizes the accrual method of accounting.  Upon commencement of operations, The Company’s revenue recognition policies will be in compliance with Staff Accounting Bulletin (“SAB”) 104. Sales revenue is recognized when products are shipped and payments of the customers and collection are reasonably assured.  Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

Taxation

Enterprise income tax

The Company’s main operations are in PRC. Under the Provisional Regulations of PRC Concerning Income Tax on Enterprises promulgated by the State Council and which came into effect on January 1, 1994, income tax is payable by enterprises at a rate of 33% of their taxable income. Preferential tax treatment is granted to Joint Venture Enterprise at a lower rate of 15%.

The Company will account for income tax under the provisions of SFAS No.109 "Accounting for Income Taxes", which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of the events that have been included in the financial statements or tax returns.  Deferred income taxes are recognized for all significant temporary differences between tax and financial statements bases of assets and liabilities.  Valuation allowances will also be established against net deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized. There was no income tax incurred for the Company as of September 30, 2007.

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 AND 2006

Note 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

Value added tax

Value added tax is imposed on goods sold in or imported into the PRC. Value added tax payable in the People’s Republic of China is charged on an aggregated basis at a rate of 13% or 17% (depending on the type of goods involved) on the full price collected for the goods sold or, in the case of taxable services provided, at a rate of 17% on the charges for the taxable services provided, but excluding, in respect of both goods and services, any amount paid in respect of value added tax included in the price or charges, and less any deductible value added tax already paid by the taxpayer on purchases of goods and services in the same financial year. There was no value added tax payable for the Company as of September 30, 2007.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of advances to suppliers and other receivables arising from its normal business activities. The Company does not require collateral or other security to support these receivables.  The Company routinely assesses the financial strength of its debtors and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts.

Risks and uncertainties

The operations of the Company are located in the PRC. Accordingly, the Company's business, financial condition, and results of operations may be influenced by the political, economic, and legal environments in the PRC, in addition to the general state of the PRC economy. The Company's results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Fair value of financial instruments

The carrying amounts of certain financial instruments, including cash and cash equivalents, advance to suppliers, other receivables, accounts payable, accrued expenses and construction security deposits approximate fair value due to the short-term nature of these items as of September 30, 2007 because of the relatively short-term maturity of these instruments.

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 AND 2006

Note 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

Foreign currency translation

The Company’s principal country of operations is in PRC. The financial position and results of operations of the Company are determined using the local currency, Renminbi (“RMB”), as the functional currency. Foreign currency transactions are translated at the applicable rates of exchange in effect at the transaction dates. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. Revenues and expenses are translated at the average exchange rates in effect during the reporting period.

Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders' equity as "Accumulated Other Comprehensive Income".  Gains and losses resulting from foreign currency translations are included in Accumulated Other Comprehensive Income.

Recent accounting pronouncements

In June 2007, the FASB issued FASB Staff Position No. EITF 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services Received for use in Future Research and Development Activities” (“FSP EITF 07-3”), which addresses whether nonrefundable advance payments for goods or services that used or rendered for research and development activities should be expensed when the advance payment is made or when the research and development activity has been performed. Management is currently evaluating the effect of this pronouncement on financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115 (“SFAS 159”). SFAS 159 permits companies to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective of SFAS 159 is to provide opportunities to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply hedge accounting provisions. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 will be effective in the first quarter of fiscal 2009. The Company is evaluating the impact that this statement will have on its consolidated financial statements.

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 AND 2006

Note 2 –SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurements,”which provides a definition of fair value, establishes a framework for measuring fair value and requires expanded disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007and interim periods within those fiscal years. The provisions of SFAS No. 157 should be applied prospectively. The Company is currently analyzing whether this new standard will have impact on its financial position and results of operations.

In September2006, the FASB issued SFAS No. 158 “Employers’Accounting for Defined Benefit Pension and Other Postretirement Plans”, which amends SFAS No. 87 “Employers’Accounting for Pensions”(SFAS No. 87), SFAS No. 88 “Employers’Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits”(SFAS No. 88), SFAS No. 106 “Employers’Accounting for Postretirement Benefits Other Than Pensions”(SFAS No. 106), and SFAS No. 132R “Employers’Disclosures about Pensions and Other Postretirement Benefits (revised 2003)”(SFAS No. 132R). This Statement requires companies to recognize an asset or liability for the overfunded or underfunded status of their benefit plans in their financial statements. SFAS No. 158 also requires the measurement date for plan assets and liabilities to coincide with the sponsor’s year end. The standard provides two transition alternatives related to the change in measurement date provisions. The recognition of an asset and liability related to the funded status provision is effective for fiscal year ending after December 15, 2006 and the change in measurement date provisions is effective for fiscal years ending after December 15, 2008 The implementation of this standard did not have a material impact on the Company’s financial position, results of operations or cash flows.

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 AND 2006

Note 3 – INVENTORY

 The inventory consists of the following:

	As of September 30,

	2007	2006

Raw materials	123,647	100,892
Packing supplies	232,485	22,409
Work in process	277,818	-
Finished goods	56,080	9,096

Total	$690,030	$132,397

No allowance for inventories was made for the year ended September 30, 2007 and for the period from the inception to September 30, 2006.

Note 4 –PROPERTY, PLANT AND EQUIPMENT

	As of September 30,

	2007	2006

Machinery & equipment	$604,835	$381,760
Automobiles	56,867	53,908
Plant & Buildings	2,846,200	1,833,245
Total	3,507,902	2,268,913

Less: accumulated depreciation	(84,868)	-
Add: construction in process	2,425,410	3,084,207

Property, plant and equipment	$5,848,444	$5,353,120

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 AND 2006

NOTE 4 –PROPERTY, PLANT AND EQUIPMENT (Continued)

Depreciation expense for the year ended September 30, 2007 was $69,047 and there was no depreciation expense for the period from the inception to September 30, 2006.

Construction in progress represents direct costs of construction or acquisition and design fees incurred for the Company’s new plant and equipment. Capitalization of these costs ceases and the construction in progress is transferred to plant and equipment when substantially all the activities necessary to prepare the assets for their intended use are completed. No depreciation is provided until it is completed and ready for its intended use.

NOTE 5 - RELATED PARTY TRANSACTIONS

The Company periodically has receivables from its affiliates, owned by Mr. Fachun Pu, the majority shareholder and the president of the Company. The Company expects all outstanding amounts due from its affiliate will be repaid and no allowance is considered necessary. The Company also periodically borrows money from its shareholders to finance the operations.

The details of loans to/from related parties are as follows:

	2007	2006
Receivable from Chunfei Daily Chemical	$176,492	$39,801
Receivable from Chunfei Real Estate	96,093	-
Receivable from officer and employees	-	16,666
Total	272,585	56,467

Loan From Chunfei Daily Chemical	$7,207	$-
Loan From Chunfei Real Estate	108,136	-
Loan From Zhang Qiwei (shareholder)	74,738	-
Loan From other officer and employee	10,142	10,121
Total	200,223	10,121

Sichuan Chunfei Daily chemicals co. Ltd (“Daily Chemical”) and Sichuan Chunfei Real Estate are owned by Mr. Pu Fachun, the majority shareholder and the president of the company. The loans are short term in nature, bear no interest and due upon request.

Daily chemical is a major customer of the Company.  Its sales accounted for 14% of the net revenue for the year ended September 30, 2007.  Daily Chemical is also the largest supplier of the Company, accounted for 36% of all of the raw materials the Company purchased for the year ended September 30, 2007.

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 AND 2006

NOTE 6 - LAND USE RIGHT

 All land in the People’s Republic of China is government owned and cannot be sold to any individual or company. However, the government grants the user a “land use right??(the Right) to use the land. The land use right was originally acquired by one of the Company’s shareholders in September 2000 for the amount of $833,686 and later was transferred to the Company as capital investment. The Company has the right to use the land for 50 years and amortized the Right on a straight-line basis over the period of 50 years.

The amortization expense from the year ended September 30, 2007 and for the period from the inception to September 30, 2006 was $17,893 and $1,389, respectively.

NOTE 7 - SHORT-TERM LOANS

The short-term loans include the following:

	Balance at September 30,
	2007	2006
a) Loan payable to Nanchong City Bureau of Finance
one year term, reneable unpn maturity,a fixed interest
rate of 0.47% per month	$533,846	$498,983

b) Individual loans from unrelated parties and employees
interest varied from 3% to 10% per month, all with one year term,
renewable upon maturity	96,607	-

c) Individual loans from unrelated parties with a fixed interest
rate of 2% per month, payable in one year	306,961	-

Total	$937,414	$498,983

The Company accrued interest expenses of $90,429 for the year ended September 30, 2007 and $2,321 for the period from the inception to September 30, 2006.

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 AND 2006

NOTE 8 – CONSTRUCTION SECURITY DEPOSITS

The Company requires security deposits from its plant and building contractors prior to start of the constructions. The deposits are to be refunded upon officially certified completion of the works within the specified time. The purpose of the security deposits is to protect the Company from unexpected delay and poor construction quality.

The Company offers no interest to the security deposits and is not precluded from using the deposits for other purposes. As of September 30, 2007 and 2006, the balance of the construction security deposits was $1,172,043 and $1,161,295, respectively.

NOTE 9 – STOCKHOLDERS’ EQUITY

On August 26, 2006, ANST entered into an agreement with the shareholders of Chunfei Chemicals to form Nanchong Chunfei, a joint venture company established under the laws of PRC. ANST acquired 95% of ownership of Nanchong Chunfei by contributing US$122,000 in cash and issuing all of its 100,000,000 shares of common stock to the shareholders of Chunfei Chemicals, Mr. Pu Fachun and Mr. Qiwei Zhang.  In consideration, Mr. Pu and Mr. Zhang transferred 90% of their ownership in Chunfei Chemicals to the Joint Venture, Nanchong  Chunfei.  After this change, ANST owns 95% of Nanchong Chunfei, who, in turn, owns 90% of Chunfei Chemicals.

As the transaction was between entities under common control, the transaction was recorded at the historical cost basis. The Company issued shares at fair value equal to the recorded cost.

Pursuant to the document issued by the District Council to Nanchong City Council on September 5, 2006, the equity transfers from Nanchong Chunfei and Chunfei Chemicals to ANST was approved and transformation of Nanchong Chunfei to a Sino-foreign Joint Venture Enterprise was granted.

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(Expressed in US dollars)

March 31, 2008
(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$127,318
Accounts receivable	103,696
Advances to suppliers	160,975
Inventory	822,700
Other receivables	4,454
Other receivables - related parties	235,578
Employee advances	24,296
Total Current Assets	1,479,017

Property, plant and equipment, net	6,468,677

Other assets:
Land use right, net	948,432
Total other assets	948,432

Total Assets	$8,896,126

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short term loan	$1,133,508
Accounts payable	424,143
Advance from customers	145,649
Construction security deposits	1,227,784
Accrued expenses and other payables	299,548
Total Current Liabilities	3,230,632

Due to related parties	79,863

Total Liabilities	3,310,495

Minority Interests	955,646

Commitments and Contingencies

Stockholders' Equity
Common stock, $0.0001 par value, 200,000,000 shares authorized;
26,558,767 shares issued and outstanding at March 31, 2008	2,656
Additional paid-in-capital	4,487,743
Accumulated other comprehensive income	835,152
Retained earnings	(695,566)
Total Stockholders' Equity	4,629,985

Total Liabilities and Stockholders' Equity	$8,896,126

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE SIX MONTHS AND THREE MONTHS ENDED MARCH 31, 2008 AND 2007
(Expressed in US dollars)

	Six Months Ended		Three Months Ended
	March 31,		March 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$713,488	$866,763	$424,165	$786,336

Cost of Goods Sold	611,119	702,994	362,349	647,553

Gross Profit	102,369	163,769	61,816	138,783

Operating Expenses
Selling, general and administrative	140,054	76,657	82,272	41,870

Income before other Income and (Expenses)	(37,685)	87,112	(20,456)	96,913

Other Income and (Expense)
Interest income (expense)	(70,508)	(27,083)	(35,935)	(20,310)
Other income (expense)	29	(2,093)	36	7
Total other income and (expense)	(70,479)	(29,176)	(35,899)	(20,303)

Income (Loss) Before Minority Interests and Income Taxes	(108,164)	57,936	(56,355)	76,610

Provision for Income Taxes	1,687	-	1,687	-

Minority Interests	17,014	75	10,019	(2,943)

Net Income (Loss) from Continuing Operations	$(92,837)	$58,011	$(48,023)	$73,667

Discontinued Operations
Loss from discontinued operations	(12,318)	-	-	-
Loss on disposal	(496,272)	-	(496,272)	-

Net Income (Loss) from Discontinued Operations	(508,590)	-	(496,272)	-

Net Income (Loss)	$(601,427)	$58,011	$(544,295)	$73,667

Basic and diluted income per common share
Continuing operations	$(0.00)	$0.00	$(0.00)	$0.00
Discontinued operations	$(0.02)	$-	$(0.02)	$-

Weighted average number of common shares	26,558,767	25,740,000	26,558,767	25,740,000

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS AND THREE MONTHS ENDED MARCH 31, 2008 AND 2007
(Expressed in US dollars)

	Six Months Ended
	March 31,
	2008	2007
	(Unaudited)	(Unaudited)
Cash Flows From Operating Activities:
Continuing operations:
Net Income (Loss) from continuing operations	$(92,837)	$58,011
Adjustments to reconcile net income (loss)to net cash
provided by (used in) operating activities:
Depreciation and amortization	72,289	51,808
Minority interest	(17,014)	(75)

Changes in operating assets and liabilities:
Accounts receivable	(103,697)	(175,224)
Inventory	(132,670)	(234,438)
Advances to suppliers	(37,934)	72,399
Employee advances	3,615	(8,038)
Other receivables	168,238	(5,148)
Accounts payable	41,883	31,451
Advances from customers	145,649	24,146
Construction security deposits	55,741	(23,633)
Accrued expenses and other payables	(105,791)	750,717

Cash provided by (used in) continuing activities	(2,528)	541,976

Discontinued operations
Net Loss from discontinued operations	(508,590)	-
Adjustments to reconcile net loss to net cash
used in discontinued operations	508,590	-

Cash used in discontinued activities	-	-

Cash provided by (used in) operating activities	(2,528)	541,976

Cash Flows From Investing Activities:
Purchase of machinery and equipments	(543)
Additions to construction in process	(445,493)	(132,721)

Cash used in investing activities	(446,036)	(132,721)

Cash Flows From Financing Activities
Other receivables - related party	37,006	(207,727)
Repayment of related party loans	(120,362)	(10,121)
Repayment of short term loans	196,094	-

Cash provided by (used in) financing activities	112,739	(217,848)

Effect of exchange rate changes on cash and cash equivalents	39,443	76,958

Increase (decrease) in cash and cash equivalents	(296,382)	268,365

Cash and Cash Equivalents - Beginning of period	423,700	60,205

Cash and Cash Equivalents - End of period	$127,318	$328,570

SUPPLEMENTAL CASH FLOW INFORMATION:
During the year, cash was paid for the following:
Interest expense	$-	$-
Income taxes	$-	$-

Non-cash investing and financing activities:
Additional capital contributed in the form of property	$-	$41,856

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED MARCH 31, 2008 AND 2007 （UNAUDITED）

Note 1 – ORGANIZATION AND BASIS OF PRESENTATION

American Nano-Silicon Technologies, Inc. (the “Company” or “ANNO”) was originally incorporated in the State of California on September 6, 1996 as CorpHQ, Inc. (“CorpHQ”).

Initially, the Company was engaged in the business activities of providing marketing, advertising and financial consulting services until December 31, 1999. Since then, the Company explored a few business ventures and switched its business strategy to be involved in the development, acquisition and operation of minority-owned portfolio companies focus on consumer products and commercial technologies, as well as development of consulting and other business relationships with client companies that have demonstrated synergies with the Company’s core businesses.

On May 24, 2007, the Company entered into a Stock Purchase and Share Exchange Agreement (the “Exchange Agreement”) with old American Nano Silicon Technologies, Inc., a Delaware corporation (?癆NNO-Delaware”), the shareholders of ANNO-Delaware and Nanchong Chunfei Nano-Silicon Technologies Co., Ltd. (“Nanchong Chunfei”), a corporation registered in the People’s Republic of China (“PRC” or “China”).

In connection with the Exchange Agreement, the following major events occurred:

•
On August 9, 2007, the Company changed its name from CorpHQ, Inc. to American Nano Silicon Technologies, Inc. and effected a 1302 to 1 reverse stock split and decreased its authorized common stock from 2 billion shares to 200 millions shares with a par value of $0.0001.

•
On November 9, 2007, the Company issued 25,740,000 shares of New common stock to the shareholders of ANNO-Delaware in exchange for all of the outstanding stock of ANNO-Delaware, resulting in ANNO-Delaware becoming a wholly-owned subsidiary of the Company.

•	The Board of Directors elected to discontinue its original business activities in the Company and has transferred all of the existing assets and liabilities to South Bay Financial Solutions, Inc.

The Share Exchange resulted in a change in control of the Company as the Shareholders of ANNO-Delaware became the majority shareholders of the Company. Also, the original shareholders and directors of the Company resigned and the shareholders of ANNO-Delaware were elected as directors of the Company and appointed as its executive officers.

For accounting purpose, this transaction has been accounted for as a reverse acquisition under the purchase method. Accordingly, ANNO-Delaware and its subsidiaries are treated as the continuing entity for accounting purposes.

American Nano-Silicon Technologies, Inc. (“ANST”) was incorporated on August 8, 2006 under the laws of the State of Delaware. On August 26, 2006, ANST acquired 95% interest of Nanchong Chunfei Nano-Silicon Technologies Co., Ltd. (“Nanchong Chunfei”), a company incorporated in the People’s Republic of China (the “PRC” or “China”) in August 2006. Nanchong Chunfei directly owns 90% of Sichuan Chunfei Refined Chemicals Co., Ltd. (“Chunfei Chemicals”), a Chinese corporation established under the laws of PRC on January 6, 2006. Chunfei Chemicals itself owns 92% of Sichuan Hedi Veterinary Medicines Co., Ltd. (“Hedi Medicines”), also a Chinese company incorporated under the law of PRC on June 27, 2002.

Collectively, ANST, Nachong Chunfie, Chunfei Chemicals and Hedi Medicines are hereinafter referred to as the “Company”.

The Company is primarily engaged in the business of manufacturing and distributing refined consumer chemical products through its subsidiary, Chunfei Chemicals, and veterinary drugs through another subsidiary, Hedi Medicines.

The accompanying consolidated financial statements of the Company and its subsidiaries have been prepared in accordance with generally accepted accounting principles in the United States of America.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Item 310 of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements, in the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended March 31, 2008 and 2007 are not necessarily indicative of the results that may be expected for the full years. The information included in this Form 10-QSB should be read in conjunction with Management’s Discussion and Analysis and the financial statements and notes to thereto included in the Company’s Form 10 filing dated on February 12, 2008.

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED MARCH 31, 2008 AND 2007 （UNAUDITED）

Note 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

The consolidated financial statements represent the consolidated accounts of ANST and its subsidiaries, Nanchong Chunfei, Chunfei Chemicals and Hedi Medicines. All significant intercompany balances and transactions have been eliminated in consolidation.

          Minority interests

Minority interest results from the consolidation of 95% directly owned subsidiary, Nanchong Chunfei, 85.5% indirectly owned subsidiary, Chunfei Chemicals, and 78.66% indirectly owned subsidiary, Hedi Medicines.

Use of estimates

In preparing the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting year. Significant estimates, required by management, include the recoverability of long-lived assets and the valuation of inventories.  Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents include cash on hand and cash in deposits and all highly liquid debt instruments with an original maturity of three months or less.

Inventory

Inventories consist of the raw materials and packing supplies. Inventories are valued at the lower of cost or market with cost determined on a first-in first-out basis. Market value represents the estimated selling price in the ordinary course of business less the estimated costs necessary to complete the sale.

Advances to suppliers

Advance to suppliers represent the payments made and recorded in advance for goods and services.  Advances were also made for the purchase of the materials and equipments of the Company’s construction in progress. The final phase of the construction is not completed.  As such, no amortization was made.

Property, plant & equipment

Property and equipment are stated at cost. The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to its present working condition and locations for its intended use. Depreciation are amortization are calculated using the straight-like method over the following useful lives:

Buildings and improvements                                                                             39 years
Machinery, equipment and automobiles                                                         5-10 years

Expenditures for maintenance and repairs are charged to expense as incurred. Additions, renewals and betterments are capitalized.

Revenue recognition

The Company utilizes the accrual method of accounting.  Upon commencement of operations, The Company’s revenue recognition policies will be in compliance with Staff Accounting Bulletin (“SAB”) 104. Sales revenue is recognized when products are shipped and payments of the customers and collection are reasonably assured.  Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

Taxation

Enterprise income tax

The Company is governed by the Income Tax Law of the People’s Republic of China concerning the private-run enterprises, which are subject to tax at a statutory rate of 25% and were, until January 2008, subject to tax at a statutory rate of 33% (30% state income tax plus 3% local income tax) on its taxable income.

The Company will account for income tax under the provisions of SFAS No.109 "Accounting for Income Taxes", which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of the events that have been included in the financial statements or tax returns.  Deferred income taxes are recognized for all significant temporary differences between tax and financial statements bases of assets and liabilities.  Valuation allowances will also be established against net deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized. The income tax incurred for the Company for the six months ended March 31, 2008 and 2007 was $1,687 and $0, respectively.

Value added tax

Value added tax is imposed on goods sold in or imported into the PRC. Value added tax payable in the People’s Republic of China is charged on an aggregated basis at a rate of 13% or 17% (depending on the type of goods involved) on the full price collected for the goods sold or, in the case of taxable services provided, at a rate of 17% on the charges for the taxable services provided, but excluding, in respect of both goods and services, any amount paid in respect of value added tax included in the price or charges, and less any deductible value added tax already paid by the taxpayer on purchases of goods and services in the same financial year. There was no value added tax payable for the Company as of March 31, 2008.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of advances to suppliers and other receivables arising from its normal business activities. The Company does not require collateral or other security to support these receivables.  The Company routinely assesses the financial strength of its debtors and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts.

Risks and uncertainties

The operations of the Company are located in the PRC. Accordingly, the Company's business, financial condition, and results of operations may be influenced by the political, economic, and legal environments in the PRC, in addition to the general state of the PRC economy. The Company's results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED MARCH 31, 2008 AND 2007 （UNAUDITED）

Note 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair value of financial instruments

The carrying amounts of certain financial instruments, including cash and cash equivalents, advance to suppliers, other receivables, accounts payable, accrued expenses and construction security deposits approximate fair value due to the short-term nature of these items as of March 31, 2008 because of the relatively short-term maturity of these instruments.

Foreign currency translation

The Company’s principal country of operations is in PRC. The financial position and results of operations of the Company are determined using the local currency, Renminbi (“RMB”), as the functional currency. Foreign currency transactions are translated at the applicable rates of exchange in effect at the transaction dates. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. Revenues and expenses are translated at the average exchange rates in effect during the reporting period.

Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders' equity as "Accumulated Other Comprehensive Income".  Gains and losses resulting from foreign currency translations are included in Accumulated Other Comprehensive Income.

Recent accounting pronouncements

In June 2007, the FASB issued FASB Staff Position No. EITF 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services Received for use in Future Research and Development Activities” (“FSP EITF 07-3”), which addresses whether nonrefundable advance payments for goods or services that used or rendered for research and development activities should be expensed when the advance payment is made or when the research and development activity has been performed. Management is currently evaluating the effect of this pronouncement on financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115 (“SFAS 159”). SFAS 159 permits companies to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective of SFAS 159 is to provide opportunities to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply hedge accounting provisions. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 will be effective in the first quarter of fiscal 2009. The Company is evaluating the impact that this statement will have on its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurements,” which provides a definition of fair value, establishes a framework for measuring fair value and requires expanded disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The provisions of SFAS No. 157 should be applied prospectively. The Company is currently analyzing whether this new standard will have impact on its financial position and results of operations.

In September 2006, the FASB issued SFAS No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”, which amends SFAS No. 87 “Employers’ Accounting for Pensions” (SFAS No. 87), SFAS No. 88 “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits” (SFAS No. 88), SFAS No. 106 “Employers’ Accounting for Postretirement Benefits Other Than Pensions” (SFAS No. 106), and SFAS No. 132R “Employers’ Disclosures about Pensions and Other Postretirement Benefits (revised 2003)” (SFAS No. 132R). This Statement requires companies to recognize an asset or liability for the overfunded or underfunded status of their benefit plans in their financial statements. SFAS No. 158 also requires the measurement date for plan assets and liabilities to coincide with the sponsor’s year end. The standard provides two transition alternatives related to the change in measurement date provisions. The recognition of an asset and liability related to the funded status provision is effective for fiscal year ending after December 15, 2006 and the change in measurement date provisions is effective for fiscal years ending after December 15, 2008 The implementation of this standard did not have a material impact on the Company’s financial position, results of operations or cash flows.

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED MARCH 31, 2008 AND 2007 （UNAUDITED）

Note 3 – INVENTORY

As of March, 31
2008
Raw materials	$82,679
Packing supplies	210,214
Work-in-process	448,545
Finished goods	81,262

Total	$822,700

No allowance for inventories was made for the period as of March 31, 2008.

Note 4 – PROPERTY, PLANT AND EQUIPMENT

As of March 31,
2008
Machinery & equipment	$647,312
Automobiles	60,766
Plant & Buildings	3,041,359
Total	3,749,437

Less: accumulated depreciation	(151,663)
Add: construction in process	2,870,903
Property, plant and equipment	$6,468,677

Depreciation expense for the six months ended March 31, 2008 and 2007 was $58,576 and $ 38,994, respectively.

Construction in progress represents direct costs of construction or acquisition and design fees incurred for the Company’s new plant and equipment. Capitalization of these costs ceases and the construction in progress is transferred to plant and equipment when substantially all the activities necessary to prepare the assets for their intended use are completed. No depreciation is provided until it is completed and ready for its intended use.

NOTE 5 - RELATED PARTY TRANSACTIONS

The details of loans to/from related parties are as follows:

As of March 31,
2008

Receivables from affiliates

Chunfei Daily Chemical	$181,463
Chunfei Real Estate	54,116
Total	$235,579

Loan from shareholder
Zhang, Qiwei	$79,863

AMERICAN NANO-SILICON TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED MARCH 31, 2008 AND 2007 （UNAUDITED）

NOTE 6 - LAND USE RIGHT

All land in the People’s Republic of China is government owned and cannot be sold to any individual or company. However, the government grants the user a “land use right” (the Right) to use the land. The land use right was originally acquired by one of the Company’s shareholders in September 2000 for the amount of $833,686 and later was transferred to the Company as capital investment. The Company has the right to use the land for 50 years and amortized the Right on a straight-line basis over the period of 50 years.

The amortization expense from the six months ended March 31, 2008 and 2007 was $13,713 and $12,814, respectively.

NOTE 7 – DISCONTINUED OPERATIONS

On May 24, 2007, upon signing of the Exchange Agreement, the Company’s Board of Directors elected to discontinue its existing business activities in the Company, and on January 8, 2008, the Company spun off its related assets to South Bay Financial Solutions, Inc. The financial statements for the period ended March 31, 2008 include reclassifications of the operations of the Company’s old business to reflect the disposal of the business below the line as discontinued operations in accordance with the provisions of FASB 144, “ Accounting for the Impairment or Disposal of Long-Lived Assets”. There was a one-time loss of $496,727 on disposal recognized in the Statement of Operations for the six months and three months ended March 31, 2008 as a result of this disposition.

NOTE 8 – CONSTRUCTION SECURITY DEPOSITS

The Company requires security deposits from its plant and building contractor prior to start of the construction. The deposits are refunded upon officially certified completion of the works within the specified time. The purpose of the security deposits is to protect the Company from unexpected delay and poor construction quality.

The Company offers no interest to the security deposits and is not precluded from using the deposits for other purpose. As of March 31, 2008, the balance of the construction security deposits was $1,227,784.

NOTE 9 - SHORT-TERM LOANS

The short-term loans include the following:

March 31,
2008
a) Loan payable to Nanchong City Bureau of Finance
one year term, reneable unpn maturity,a fixed interest
rate of 0.47% per month	$570,451

b) Individual loans from unrelated parties and employees
interest varied from 3% to 10% per month, all with one year term,
renewable upon maturity	213,656

c) Individual loans from unrelated parties with no interest,
payable in one year	71,306

d) Individual loans from unrelated parties with a fixed interest
rate of 2% per month, payable in one year	278,095
Total	$1,133,508

The Company accrued interest expenses of $70,508 for the six months ended March 31, 2008 and $27,118 for the six months ended March 31, 2007.

NOTE 10– STOCKHOLDERS’ EQUITY

Prior to the closing of the Exchange Agreement, the Company has 1,065,753,214 shares of common stock issued and outstanding. On August 9, 2007, the Company effected a 1,302 for 1 reverse split on its outstanding common stock, which left the Company with 818,767 shares of common stock outstanding.

As part of the Exchange Agreement, the Company issued 25,740,000 shares of its common stock to the shareholders of ANNO-Delaware.

As of March 31, 2008, there were 26,558,767 shares of common stock issued and outstanding.

PART III

Item 1. Index to Exhibits.

Exhibit No.	Description
3.1	Articles of Incorporation, dated September 9, 1996 (1)
3.2	Certificate of Amendment of Articles of Incorporation, dated March 9, 2004 (1)
3.3	Certificate of Amendment of Articles of Incorporation, dated January 16, 2007 (1)
3.4	Certificate of Amendment of Articles of Incorporation, dated July 25, 2007 (1)
3.5	Bylaws (1)
10.1	Stock Purchase and Share Exchange Agreement, dated May 24, 2007 (1)
10.2	Quitclaim Agreement, dated January 8, 2008 (1)
10.3	Spinoff Agreement, dated January 8, 2008 (1)
23.1	Consent from Bagell Josephs Levine & Company, LLC.

1. Incorporated by reference to Form 10-SB filed February 12, 2008.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

American Nano Silicon Technologies, Inc.

By:	/s/Pu Fachun
Pu Fachun
Chief Executive Officer and President (Principal Executive, Financial and Accounting Officer)

Date:	June 6, 2008